Exhibit 4.27

INVESTORS AGREEMENT GUIDELINES

between

Brera Milano S.r.l., Fiscal Code 09703750969, with registered office in Milano, Piazza San Giorgio 2, a company incorporated under Italian law, in person of its legal representative pro tempore Francesca Duva, (hereinafter also “Brera Milano”),

and

Transportes Lalgy Lda, Fiscal Code 400052840, with registered office in Av da Uniao Africana nr 4341, Matola, a company incorporated under Mozambican law, in person of its legal representative Junaide Lalgy (hereinafter also “Transportes Lalgy”), hereinafter individually also the “Party” and jointly also the “Parties”,

Whereas:

(i) Brera Tchumene is a football club that will play, in the 2024 season, in the Mozambican First Division (Moçambola);

(ii) Brera Milano is mainly focused on the management of sports activities in various football clubs worldwide, including the Brera Tchumene club in Mozambique;

(iii) the share capital of Brera Milano is entirely held by Brera Holdings PLC based in Ireland, a company incorporated under Irish law, registered with the Companies Registrar of Dublin under no. 721923, Italian tax code 91058900;

(iv) this document “Investors Agreement Guidelines” (hereinafter also “IAG”) follows and replaces the agreement signed between Brera Milano and Tchumene FC Sports Associations in 2023;

(v) the activity of Brera Tchumene is managed by Associaçao Brera Tchumene FC.

on the basis of the above premises,

it is agreed and stipulated:

Article 1

Premises

1.1 The premises form an integral and substantial part of this IAG.

Article 2

Object of the IAG

2.1 The Parties undertake to initiate and regulate a three-year partnership agreement relating to the management of Brera Tchumene.

2.2 This partnership provides for an equal distribution between the Parties of the revenues and costs generated by the Club in Mozambique, without prejudice to the right of the Parties to involve third parties in the project and in the related distribution of revenues and costs, according to conditions that may be regulated and formalized in side agreements.

2.3 The Club governance will take place jointly between the Parties, through the appointment of two managers / legal representatives - one for each Party-, both with signing power on behalf of Associac;:ao Brera Tchumene FC. This will apply to all areas of the Club’s operations: technical-sporting, commercial, financial, marketing and communication etc.

2.4 The Parties hereby agree that, at the request of Brera Milano, the composition of the Board of the Associaçao Brera Tchumene FC may be modified in the direction of rebalancing it, so as to better represent the joint management of the activity.

2.5 The Parties also agree from now on to set the minimum overall annual management budget for the presence in the Mocambola at Euro 250,000 (two hundred and fifty thousand Euro). This budget will be revised downwards in the event of relegation of the Club to lower divisions and must be covered directly by the Parties and/ or by other revenues generated.

2.6 The precise determination of the annual budget will be the responsibility of the two managers referred to in point 2.3 and must be authorized in advance in writing, annually, by both Parties.

2.7 The calendar for the payment of the Parties’ contribution to cover the budget referred to in point 2.5 will be the subject of a separate agreement and will be split in several installments during the year.

Article 3

Resolution

3.1 The Parties agree and stipulate that, in the event of irremediable disputes relating to the commitments referred to in Art. 2, this IAG will be immediately interrupted and the Club will be required to modify its brand, which must no longer contain the “Brera” brand.

Article 4

Contractual modifications

4.1 Any modification of this IAG must be agreed in writing between the Parties.

Article 5

Communications

5.1 All communications and other notices referred to in this IAG must be made in writing by certified email to the Parties at the following addresses:

(i)	for Brera Milano S.r.l.:

-	Milano, Piazza San Giorgio 2;

-	pec@pec.breramilanogroup.com

(ii)	for Transportes Lalgy Lda:

-	Matola, Nr 4341 union African Ave

-	e-mail j.lalgy@lalgy.co.rnz

Article 6

Confidentiality obligations

6.1	The Parties undertake to respect and enforce the following provisions:

●	keep confidential all data, information (written or oral) and news concerning the Parties, their activities and affairs (the “Confidential Information”), obtained or received as a result of the discussions that led to the signing of this Agreement or in the execution of the same;

●	protect all Confidential Information, setting up all measures and precautions necessary to avoid its dissemination, loss, destruction or unauthorized use;

●	not copy, use or reproduce the Confidential Information without the prior written consent of the other Party, except when such activities are strictly necessary for the performance of the services covered by this agreement.

Read, confirmed and signed.

Milan, January29, 2024

/s/ Francesca Duva	/s/ Junaide Lalgy
Brera Milano S.r.l.	Transportes Lalgy Lda
Francesca Duva	Junaide Lalgy

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